	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773
ALAMO GROUP ANNOUNCES RECORD 2013 THIRD QUARTER
AND NINE MONTHS RESULTS

SEGUIN, Texas, November 7, 2013 – Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter ended September 30, 2013.

Highlights for the Quarter

•	Record net income of $11.3 million

•	Record net sales of $174.7 million

◦	North American Industrial Division up 16%

◦	North American Agricultural Division up 13%

◦	European Division up 4%

Net sales for the third quarter of 2013 were $174.7 million compared to net sales of $156.1 million for the third quarter of 2012, an increase of 12%. Net income for the quarter was $11.3 million, or $0.93 per diluted share, versus net income of $8.6 million, or $0.71 per diluted share, for the same period of 2012, an increase of 32%.

Nine Month Results

For the first nine months of 2013, net sales increased 7% to $511.2 million compared to net sales of $479.0 million during the same period in 2012. Net income for the first nine months of 2013 was $30.1million, or $2.47 per diluted share, versus $24.7 million, or $2.05 per diluted share for the comparable period in 2012, an increase of 22%.

Net sales and net income for both the quarter and nine months of 2013 were records for Alamo Group.

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ALAMO GROUP ANNOUNCES RECORD 2013 THIRD QUARTER AND NINE MONTH RESULTS

Sales by Division

Net sales for the Company’s North American Industrial Division in the third quarter of 2013 were $71.9 million, an increase of 16% compared to the $62.0 million in the prior year’s third quarter. For the nine month period ended September 30, 2013, net sales were $218.9 compared to $196.8 million in 2012, an increase of 11%. Nearly all units within the division showed improvements in the third quarter as demand for infrastructure maintenance equipment continued to improve.

Alamo’s North American Agricultural Division net sales were $61.2 million in the third quarter of 2013, versus $54.1 million in the 2012 comparable period, an increase of 13%. For the first nine months of 2013, net sales in the Division were $168.0 million, an increase of 8% compared to net sales of $155.5 million in 2012. Despite indications of weakening overall agriculture conditions, demand for the Company’s products was strong during the quarter.

Alamo Group’s European Division net sales were $41.7 in the third quarter of 2013 compared to net sales of $40.0 million in the third quarter of 2012, an increase of 4%. For the first nine months of 2013 net sales were $124.3 million compared to $126.7 million in the same period of 2012, a decrease of 2%. The increase in the quarter is an indication that the markets for the Division’s products in Europe may be bottoming out from the weak economy experienced in the last few years.

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “We are pleased by our continued strong results and, once again, we were able to turn a solid sales increase into an even better earnings increase. Additionally, we were pleased to see some sales growth in our European Division which we hope is an indicator this sector is beginning to recover.

“Our strongest results came from our Industrial Division, which again exceeded our expectations. We continue to believe this performance is being driven by pent up demand for infrastructure maintenance equipment, though demand from other markets showed improvement as well.

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ALAMO GROUP ANNOUNCES RECORD 2013 THIRD QUARTER AND NINE MONTH RESULTS

“The Company’s agricultural products also exhibited strong sales increases in the quarter. This was achieved despite weaker demand for equipment in the North American market. While we believe softer market conditions will continue for the rest of this year and into 2014, we feel our products have the potential to outperform the overall market with the help of improved backlogs and new product introductions.

“As mentioned earlier, our European operations are seeing signs of market improvement for the first time in several years, which we hope is the start of a new trend. Certainly the overall economic conditions in Europe remain weak but, as in North America, we feel demand for our types of products have the potential to benefit from any improvements in the market.

“As a result of our performance in the third quarter we continue to feel positive about the outlook for Alamo Group for the remainder of 2013 and into 2014. While we do not feel our markets are strong enough to sustain the levels of double digit growth we experienced in the third quarter, we remain optimistic about the outlook for the demand for our type of products. And, we believe our ongoing focus on operational execution will continue to enhance our results.”

Earnings Conference Call

The Company will host a conference call to discuss third quarter 2013 financial results on Friday, November 8, 2013, at 11:00 a.m. Eastern (10 a.m. Central, 9:00 a.m. and 8:00 a.m. Pacific).  Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 877-941-6009 (domestic) or 480-629-9866 (internationally). For interested individuals unable to join the call, a replay will be available until Friday, November 15, 2013 by dialing 800-406-7325 (domestic) or 303-590-3030 (internationally), passcode 4646067.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's web site, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Friday, November 8, 2013, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

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ALAMO GROUP ANNOUNCES RECORD 2013 THIRD QUARTER AND NINE MONTH RESULTS

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after-market parts and services. The Company, founded in 1969, had approximately 2,500 employees and operates eighteen plants in North America and Europe as of September 30, 2013. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)
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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
North American
Industrial	$71,890	$61,972	$218,863	$196,841
Agricultural	61,157	54,135	168,048	155,487
European	41,691	39,971	124,320	126,670
Total Sales	174,738	156,078	511,231	478,998

Cost of sales	131,582	119,008	389,072	367,529
Gross margin	43,156	37,070	122,159	111,469
	24.7%	23.8%	23.9%	23.3%

Operating Expenses	27,830	23,992	79,533	73,073
Income from Operations	15,326	13,078	42,626	38,396
	8.8%	8.4%	8.3%	8.0%

Interest Expense	(319)	(392)	(897)	(1,360)
Interest Income	44	66	129	179
Other Income (Expense)	558	(234)	1,190	(656)

Income before income taxes	15,609	12,518	43,048	36,559
Provision for income taxes	4,276	3,943	12,978	11,855

Net Income	$11,333	$8,575	$30,070	$24,704

Net income per common share:

Basic	$0.94	$0.72	$2.50	$2.08

Diluted	$0.93	$0.71	$2.47	$2.05

Average common shares:
Basic	12,069	11,903	12,040	11,887

Diluted	12,229	12,056	12,196	12,047

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$53,603	$38,313
Accounts receivable, net	161,704	153,834
Inventories	121,639	119,578
Other current assets	11,128	8,862
Total current assets	348,074	320,587

Property, plant and equipment	60,633	57,643

Goodwill	31,814	32,019
Intangible assets	5,500	5,500
Other non-current assets	3,623	3,473

Total assets	$449,644	$419,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$55,911	$47,516
Income taxes payable	1,869	4,170
Accrued liabilities	36,170	31,962
Current maturities of long-term debt and capital lease obligations	499	808
Other current liabilities	243	255
Total current liabilities	94,692	84,711

Long-term debt, net of current maturities	90	13,270
Deferred pension liability	8,248	9,273
Other long-term liabilities	3,710	4,496
Deferred income taxes	2,705	2,447

Total stockholders’ equity	340,199	305,025

Total liabilities and stockholders’ equity	$449,644	$419,222